Exhibit 4.2

FORM OF ARTICLES SUPPLEMENTARY

DESIGNATING THE RIGHTS AND PREFERENCES

OF

5.70% SERIES I NON-CUMULATIVE PERPETUAL PREFERRED STOCK,
PAR VALUE $0.01 PER SHARE

OF

HUNTINGTON BANCSHARES INCORPORATED

HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article Fifth of the charter of the Corporation (the “Charter”), the board of directors of the Corporation (the “Board of Directors”) and a duly authorized committee thereof (the “Committee”), by duly adopted resolutions, classified and designated 7,000 shares of the authorized but unissued serial preferred stock of the Corporation, par value $0.01 per share (the “Serial Preferred Stock”), as 5.70% Series I Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, with the following preferences and rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article Fifth of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

5.70% SERIES I NON-CUMULATIVE PERPETUAL PREFERRED STOCK

Section 1.          Designation.  The designation of the series of preferred stock shall be 5.70% Series I Non‑Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series I Preferred Stock”).  Each share of Series I Preferred Stock shall be identical in all respects to every other share of Series I Preferred Stock.  Series I Preferred Stock will rank, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (1) on a parity with the Corporation’s Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, the Corporation’s 5.875% Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, the Corporation’s 6.250% Series D Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, the Corporation’s 5.700% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock,

par value $0.01 per share and liquidation value per share of $100,000, 5.625% Series F Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $100,000, 4.450% Series G Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $100,000, 4.500% Series H Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, and each class or series of Serial Preferred Stock that the Corporation may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Series I Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Parity Stock”) and (2) senior to the Common Stock and each other class or series of Serial Preferred Stock the Corporation may issue in the future, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series I Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Junior Stock”).

Section 2.          Number of Shares.  The number of authorized shares of Series I Preferred Stock shall be 7,000.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series I Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and in accordance with applicable law.  All additional shares of Series I Preferred Stock shall be deemed to form a single series with the Series I Preferred Stock, provided that any such additional shares of Series I Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the U.S. Internal Revenue Code of 1986, as amended, and such additional shares of Series I Preferred Stock are otherwise treated as fungible with the Series I Preferred Stock authorized under this Section 2 for U.S. federal income tax purposes.  The Corporation shall have the authority to issue fractional shares of Series I Preferred Stock.

Section 3.          Definitions.  As used herein with respect to Series I Preferred Stock:

(a)          “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b)          “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

(c)          “Closing Date” means [•].

(d)          “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(e)          “Continuing Director” means (a) if an “interested stockholder” (as defined in Section 3-601 of the Maryland General Corporation Law, as the same shall be in effect from time to time) exists, any member of the Board of Directors who is not an interested stockholder or an “affiliate” or an “associate” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as the same shall be in effect from time to time) of an interested stockholder and who was a member of the Board of Directors immediately prior to the time that an interested stockholder became an interested stockholder, and any successor to a Continuing Director who is not an interested stockholder or an affiliate or associate of an interested stockholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors who are then members of the Board of Directors; and (b) if an interested stockholder does not exist, any member of the Board of Directors.

(f)          “Corporation” means Huntington Bancshares Incorporated, a Maryland corporation.

(g)          “Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

(h)          “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

(i)          “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

(j)          “DTC” means The Depository Trust Company, together with its successors and assigns.

(k)          “Preferred Director” shall have the meaning set forth in Section 7(c)(i) hereof.

(l)          “Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

(m)      “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective on or after September 7, 2017, (ii) any proposed change in those laws or regulations that is announced or becomes effective on or after September 7, 2017, or (iii) any official administrative decision or judicial decision, or administrative action, or other official pronouncement interpreting or applying those laws or regulations that is announced on or after September 7, 2017, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of all shares of Series I Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series I Preferred Stock is outstanding.

(n)          “Series I Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4.          Dividends.

(a)          Rate.  Holders of Series I Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series I Preferred Stock, and no more, payable quarterly in arrears on each March 1, June 1, September 1 and December 1; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”), commencing with the first such Dividend Payment Date to occur after the Closing Date.  The period from and including the date of issuance of the Series I Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period,” except that the initial Dividend Period shall commence on and include [•]1.  Dividends on each share of Series I Preferred Stock will accrue on the liquidation preference amount of $25,000 per share at a rate per annum equal to 5.70%.  The record date for payment of dividends on the Series I Preferred Stock shall be the 15th day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors.  The amount of dividends payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Notwithstanding any other provision hereof, dividends on the Series I Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

(b)          Non-Cumulative Dividends.  Dividends on shares of Series I Preferred Stock shall be non-cumulative.  To the extent that any dividends payable on the shares of Series I Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series I Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series I Preferred Stock, any Parity Stock, any Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)          Priority of Dividends.  So long as any share of Series I Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series I Preferred Stock for the then-current Dividend Period have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity

1 To reflect the last dividend payment date in respect of the 5.70% Series C Non-Cumulative Perpetual Preferred Stock, no par value, of TCF Financial Corporation.

Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series I Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during such dividend period.  When dividends are not paid in full upon the shares of Series I Preferred Stock and any Parity Stock, all dividends declared upon shares of Series I Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then‑current Dividend Period per share on Series I Preferred Stock, and accrued dividends, including any accumulation, on any Parity Stock, bear to each other.  No interest will be payable in respect of any dividend payment on shares of Series I Preferred Stock that may be in arrears.  If the Board of Directors or any duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series I Preferred Stock prior to such date.  Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series I Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.          Liquidation Rights.

(a)          Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series I Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of any holders of any class or series of securities ranking senior to or on parity with Series I Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation.  Holders of Series I Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)          Partial Payment.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series I Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series I Preferred Stock and to the holders of all Parity Stock shall be paid pro rata in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

(c)          Residual Distributions.  If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series I Preferred Stock, the holders of shares of Series I Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

(d)          Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.          Redemption.

(a)          Optional Redemption.  The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem in whole or in part the shares of Series I Preferred Stock at the time outstanding, at any time on December 1, 2022 or any Dividend Payment Date thereafter, upon notice given as provided in Section 6(b) below.  The redemption price for shares of Series I Preferred Stock shall be $25,000 per share, plus any declared and unpaid dividends for prior Dividend Periods, without accumulation of undeclared dividends (the “Redemption Price”).  Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation may, at its option, subject to the approval of the Appropriate Federal Banking Agency, provide notice of its intent to redeem as provided in Section 6(b) below, and subsequently redeem, all (but not less than all) of the shares of Series I Preferred Stock at the time outstanding, at the Redemption Price applicable on such date of redemption.

(b)          Notice of Redemption.  Notice of every redemption of shares of Series I Preferred Stock shall be either (i) mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation or (ii) transmitted by such other method approved by the Depositary Trust Company, in its reasonable discretion, to the holders of record of such shares to be redeemed.  Such mailing or transmittal shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Notwithstanding the foregoing, if the Series I Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.  Any notice mailed or transmitted as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail or other transmission, or any defect in such notice or in the mailing or transmittal thereof, to any holder of shares of Series I Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series I Preferred Stock.  Each notice shall state (i) the redemption date; (ii) the number of shares of Series I Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(c)          Partial Redemption.  In case of any redemption of only part of the shares of Series I Preferred Stock at the time outstanding, the shares of Series I Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series I Preferred Stock in proportion to the number of shares of Series I Preferred Stock held by such holders or in such other manner consistent with the rules and policies of the NASDAQ as the Board of Directors or any duly authorized committee of the Board of Directors may determine to be fair and equitable.  Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series I Preferred Stock shall be redeemed from time to time.

(d)          Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest.  The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest.  Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.          Voting Rights.  The holders of Series I Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:

(a)          Supermajority Voting Rights-Amendments.  Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66⅔% of all of the shares of the Series I Preferred Stock at the time outstanding, voting separately as a class, shall be required to authorize any amendment of the Charter or of any certificate amendatory thereof or supplemental thereto (including any articles supplementary or any similar document relating to any series of preferred stock) which will materially and adversely affect the powers, preferences, privileges or rights of the Series I Preferred Stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series I Preferred Stock:  (i) any increase in the amount of the authorized or issued Series I Preferred Stock, (ii) any increase in the amount of authorized preferred stock of the Corporation, or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series I Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(b)          Supermajority Voting Rights-Priority.  Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66⅔% of all of the shares of the Series I Preferred Stock and all other Parity Stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to the shares of the Series I Preferred Stock and all other Parity Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(c)          Special Voting Right.

(i)          Voting Right.  If and whenever dividends on the Series I Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series I Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(c) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series I Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Board of Directors shall at no time include more than two such directors.  Each such director elected by the holders of shares of Series I Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series I Preferred Stock as to payment of dividends is a “Preferred Director.”

(ii)          Election.  The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series I Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series I Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein.  At any time after the special voting power has vested pursuant to Section 7(c)(i) above, a majority of the Continuing Directors may, and within 20 days after the written request of any holder of Series I Preferred Stock (addressed to the Continuing Directors at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series I Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series I Preferred Stock as to payment of dividends and for which dividends have not been paid, for the election of the two directors to be elected by them as provided in Section 7(c)(iii) below.  The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)          Notice for Special Meeting.  Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s bylaws for a special meeting of the stockholders.  The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(c)(iv).  In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series I Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)          Termination; Removal.  Whenever full dividends have been paid regularly on the Series I Preferred Stock and any other class or series of preferred stock that ranks on parity with Series I Preferred Stock as to payment of dividends, if any, for at least four consecutive Dividend Periods, then the right of the holders of Series I Preferred Stock to elect such additional two directors will cease (subject to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) and the term of office of each Preferred Director so elected will immediately terminate and the number of directors constituting the Corporation’s board of directors will be automatically reduced accordingly.  Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series I Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(c).

(d)          Changes after Provision for Redemption.  No vote or consent of the holders of Series I Preferred Stock shall be required pursuant to Section 7(a), (b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such section, all outstanding Series I Preferred Stock shall have been redeemed, or notice of redemption has been given and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Section 8.          Conversion.  The holders of Series I Preferred Stock shall not have any rights to convert such Series I Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.          Rank.  Notwithstanding anything set forth in the Charter or these Articles Supplementary to the contrary, the Board of Directors or any duly authorized committee of the Board of Directors, without the vote of the holders of the Series I Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7, any class of securities ranking senior to the Series I Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10.          Repurchase.  Subject to the limitations imposed herein, the Corporation may purchase and sell Series I Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.          Unissued or Reacquired Shares.  Shares of Series I Preferred Stock not issued or which have been issued, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.          No Sinking Fund.  Shares of Series I Preferred Stock are not subject to the operation of a sinking fund.

SECOND:  The Series I Preferred Stock has been classified and designated by the Board of Directors and the Committee, under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board of Directors and the Committee in the manner and by the vote required by law.

FOURTH:  These Articles Supplementary shall become effective on [●].

FIFTH:  The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its [duly authorized officer] on this [•] day of [•], [•].

ATTEST:	HUNTINGTON BANCSHARES INCORPORATED

By:	By:
Name:	Name:	Stephen D. Steinour
Title:	Title:	Chairman, President and Chief Executive Officer